                                                                   EXHIBIT 10.12

                        Confidential portions of this exhibit have been redacted pursuant to the rules and regulations of the Securities and Exchange Commission

                                      NOVA

                              Financial Corporation

                          NOVA FINANCIAL CORPORATION'S

                                  AGREEMENT FOR

                                BACKROOM SERVICES

                                       AND

                            ORGANIZATIONAL EFFICIENCY

                                    SERVICES

                                      FOR:

                              ATLANTA INTERNET BANK

                                  June 10, 1997

        8601 Dunwoody Place Suite 146 Atlanta, GA 30350 (770) 992-1006
                                 Fax (770) 992-1199

                      AGREEMENT FOR DATA PROCESSING SERVICE

  This Agreement, dated the 16th day of June, 1997 sets forth the terms and conditions under which NOVA FINANCIAL CORPORATION ("NOVA") having its principal place of business at 8601 Dunwoody Place, Suite 146, Atlanta, GA 30350, will provide computer and related services for the processing of financial, banking or economic data ("Services") to Atlanta Internet Bank, ("Client") (collectively, the "Parties").

1.      Term

        This Agreement shall commence as of the date services are first used by the Client, (the Effective Date), and shall continue for a period of five (5) years. The Agreement shall automatically be renewed for successive three year periods in the absence of written notice to terminate given by either Party not less than one hundred eighty (180) days prior to the expiration of the initial or any subsequent term.

2.      Services

The Schedules identified below delineate the Services that are available from Nova under this Agreement. These Schedules are attached hereto and are incorporated herein by reference.

            (1)      Schedule A:      General Services and Pricing
            (2)      Schedule B:      Disaster Recovery Services and Pricing
            (3)      Schedule C:      Processing Services and Pricing
            (4)      Schedule D:      Implementation Fee
            (5)      Schedule E:      Back Office Processing
            (6)      Schedule F:      Termination Charges

3       Service Charges and Payment Terms

        a. Nova's charges for Services performed under this Agreement are indicated in the attached Schedules. All invoices shall be accompanied by a report in such form and format and containing such information as is reasonably required by Client to evidence the manner in which the amounts due hereunder were calculated and which permit Client to verify such amounts.

        b. All charges will be invoiced monthly and paid within thirty (30) days after the invoice date (Due Date). Nova will apply a service charge of one and one-half percent (I 1/2%) per month or the maximum rate allowable by law, whichever is lower, of any unpaid balance not received at Nova, c/o Accounts Payable, 8601 Dunwoody Place, Suite 146, Atlanta, Georgia 30350 by the Due Date. Should Nova's monthly charge remain unpaid for a period of sixty (60) days after the Due Date, Nova shall have the right, at Nova's sole discretion, to terminate this Agreement in accordance with Section 6.a.

        c. The charges shown in the attached Schedules may be revised, provided Nova gives Client at least ninety (90) days written notice prior to the Effective Date of such revision. No charge shall be revised for twelve (12) months after the Effective Date of this Agreement or for one (1) year from the Effective Date of any such revision. Such revisions, if any, shall be limited to a maximum increase of ten percent (10%) per year or the rise in the Consumer Price Index, whichever is the lesser. Notwithstanding the foregoing, processing charges as defined in Schedule C, Section 3 and will remain fixed for twelve (12) months after the Effective Date of this Agreement, unless modified by an addendum to this Agreement.

        d. The charges shown in the attached Schedules are exclusive of taxes. Client shall pay all taxes applicable to Services performed by Nova under this Agreement, other than taxes based on Nova's net income.

        e. If a good faith dispute arises between the Parties, Client shall have the right to withhold any disputed payment due to Nova pursuant to this Agreement for the forty (40) day time period set forth in Section 15 for as long as Client follows the dispute resolution procedures contained therein. Written notice of such dispute and Client's intent to withhold payment shall be provided to Nova within five (5) business days after Client's receipt of Nova's invoice which contains the disputed charge and from which payment is to be withheld. Client and Nova shall work together to resolve any such dispute in accordance with Section
                15. The provisions in subsection 3.b for late charges or termination of Service shall not be invoked for any disputed charge which is withheld in accordance with this subsection 3.e and Section 15.

4.      Confidential Data

        a. Each Party (i) must receive and hold the Confidential Information (as defined below in Section 4.c) of the other Party in trust and in strictest confidence; (ii) must protect such Confidential Information from disclosure and in no event take any action causing, or fail to take the action necessary in order to prevent, any such Confidential Information to lose its character as Confidential Information; and (iii) must not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information of the other Party except to perform the Services. Any and all reproductions of such Confidential Information must prominently contain a confidentiality legend.

        b. Disclosures of the Confidential Information of the other Party may be made only to employees, agents or independent contractors of the receiving Party (a) who are directly involved in performing the Services and have a specific need to know such information; and (b) whom the receiving Party has obligated under a written Agreement to hold such Confidential Information in trust and in strictest confidence and otherwise to comply with the terms of this Agreement. The Parties agree to diligently monitor each such employee, agent or independent contractor and, upon request by the other Party, promptly to furnish to the other Party a certified list of the receiving Party's employees, agents and independent contractors having had access to such Confidential Information.

        c. As used herein, the term "Confidential Information" means information related to the Services or the business of the disclosing Party or its affiliates that (1) derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts by the disclosing Party or its affiliates that are reasonable under the circumstances to maintain its secrecy, including without limitation

                (I) marking any information reduced to tangible form clearly and conspicuously with a legend identifying its confidential or proprietary nature; (ii) identifying any oral presentation or communication as confidential immediately before such oral presentation or communication; or (iii) otherwise treating such information as confidential. Assuming the criteria in clauses
                (1) and (2) above are met, Confidential Information includes, but is not limited to, technical and non-technical data related to the formulas, patterns, designs, compilations, programs, inventions, methods, techniques, drawings, processes, finances, actual or potential customers and suppliers, research, development and existing and future products, the existence, nature and details of the relationship between the Parties, and employees of the disclosing Party and its affiliates. Confidential Information also includes information that has been disclosed to Nova or Client by a third party that Nova or Client is obligated to treat as confidential.

        d. Confidential Information does not include any data or information that (1) is already known to the receiving Party at the time it is disclosed to the receiving Party by the disclosing Party; (2) is disclosed by the receiving Party pursuant to a requirement of a governmental agency or of law without similar restrictions or other protections against public disclosure or is required to be disclosed by operation of law; provided, however, that the receiving Party shall have first given written notice of such required disclosure to the disclosing Party, made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which disclosure is required and taken reasonable steps to allow the other Party to seek to protect the confidentiality of the information required to be disclosed; or (3) before being divulged by the receiving Party (i) has become generally known to the public through no wrongful act of the receiving Party; (ii) has been rightfully received by the receiving Party from a third party without restriction on disclosure and without, to the knowledge of the receiving Party, a breach of an obligation of confidentiality running directly or indirectly to the disclosing Party; (iii) has been approved for release to the general public by a written authorization of the disclosing Party; (iv) has been independently developed by the receiving Party without use, directly or indirectly, of the Confidential Information received from the disclosing Party; or (v) has been furnished to a third party by the disclosing Party without restrictions on the third party's rights to disclose the information.

        e. That portion, if any, of the Confidential Information that constitutes trade secrets shall be subject to this Section 4 for such period as it shall qualify as trade secrets under applicable law. The remainder of the Confidential Information shall be subject to this Section 4 during the term and for a period of two years after the expiration or earlier termination of this Agreement.

        f. During the course of this Agreement, either Party may gain access to software and related documentation which is owned by the other Party or, if licenses to the other Party, to the extent such access is authorized under the applicable license. Both Parties recognize the proprietary nature of such software and related documentation, and agree to maintain the confidentiality of and not to disclose such software and related documentation to any third party and not to use such software or related documentation for any other purpose not contemplated by this Agreement. Provided, however, that the foregoing shall not apply to information (a) that was within Client's possession prior to disclosure by Nova,

                (b) which is or becomes known to the industry through no fault of Client, and (c) which is disclosed to Client by a third party having legitimate possession thereof and the right to make such disclosure.

        g. Nova will not be responsible for the security of data during transmission via public communications facilities if the breach of security occurred through access to the public communications facilities, except to the extent that such breach of security is caused by the failure of Nova to perform its security obligations under this Agreement, or the negligent acts or omissions of Nova.

5.      Maintenance of Records and Examinations

        a. Nova shall permit Client's duly authorized representative to examine internal control and accounting related to Services provided to Client under this Agreement, subject to the audit procedures defined in Section 16.

        b. Upon written request from Client, Nova shall provide to regulatory authorities or other third parties, any reports or summaries of information contained in, or derived from, the data in the possession of Nova relating to Client.

        c. Nova shall bill Client at the rates specified in the attached Schedules for any Nova resources used in providing support or information to Clients representatives or to regulatory agencies requesting information pertaining to Client.

        d. Client shall be responsible for confirmation that adequate insurance coverage is in place to protect Client and Nova from employee dishonesty while processing Client's data at levels satisfactory to applicable banking regulatory authorities. Client shall furnish proof of such insurance coverage within 30 days of the signing of this Agreement.

        e. Client agrees that in the event Client requests programming changes to the system for Client's specific benefit, Client shall submit such request in writing, defining such changes requested and duly authorize such changes be made. Provided such changes are unique to client's own needs and, in Nova's discretion, not made available to Nova's general client population through a new release or version, Client will be billed in accordance with the provisions of Schedule A, "General Services and Pricing". Client shall have the right to propose changes and enhancements which may be applicable to the general client population through a new release or version. If such changes are approved and incorporated into the software through a new release or version, Client's charges will be limited to the applicable rate increases to Nova's other clients; subject to the provisions of Section 3.c hereof. Nova may offer new products to its clients which may be the result of client input and/or market research. Notwithstanding any provisions of this Agreement, Nova reserves the right to offer such new products and/or services to Client and Nova's other clients and to charge for such products/or services at a price accepted by Client and/or Nova's other clients. Neither Party will be restricted in using any data processing or network management ideas, concepts, know-how and techniques, (including without limitation, in the development, manufacturing and marketing of its products and services and in its operations) which are retained in the minds of employees who have had access to the Confidential Information of such Party without reference to any physical or electronic embodiment of such information, unless such use shall infringe any of such Party's patent rights, copyrights or mask work rights.

6.      Termination

        a. Nova may terminate its future obligations under this Agreement at any time by twenty (20) days prior written notice to Client in the event of failure of Client to make payments of amounts due Nova in a timely manner, provided such failure is not cured within ten (IO) days of Client's receipt of such notice. Should termination be effected pursuant to this subsection 6.a., Client. agrees to pay the termination fees to be calculated as set forth in Schedule G.

        b. Either Party shall have the right to terminate this Agreement upon the other Party's material breach of this Agreement, provided the Party seeking to terminate provides written notice to the other Party staffing the grounds for such termination in full detail. The Party receiving such notice shall have forty five (45) days in which to cure the default, or, if the default is such that ft cannot be cured within forty five (45) days, to take corrective measures satisfactory to the Party seeking to terminate; provided, however, if any material breach by Nova results, or is likely to result, in a material adverse effect on Clients business operations, Nova shall have five (5) business days, or other mutually agreed upon time, to cure such default.

        c. If Client elects to terminate this Agreement for any reason other than for material breach as set forth in Section 6.b, Client may do so upon at least 180 days prior written notice to Nova and payment of the applicable charges set forth in Schedule F.

        d. In the event of termination or expiration of this Agreement, and in addition to any termination charges, Client shall reimburse reasonable costs incurred by Nova at the then-current machine and personnel rates for transition assistance in transferring Client's data to another service center or directly to Client. Nova *II fully cooperate and furnish assistance to such transferring of Clients data on a timely basis. Nova will notify Client of the estimated time and charges to transfer Client's data to the other service center or to Client. Nova will bill the estimated cost in three (3) equal installments during the last three (3) months Client is being serviced by Nova, except that the last billing will include a credit or additional charge as necessary to reflect the actual costs incurred either below or above the original estimate. If Client terminates with less than three (3) months notice, Client will pay the estimate or actual costs to transfer client's data prior to the completion of data transfer.

        e. Upon completion of Client's final day of production processing at Nova, Nova shall prepare Client's final data for delivery to Client in the format agreed to during the deconverstion period. Nova shall also prepare a final invoice for services rendered up to and including Client's final day of production processing and shall advise Client of the amount due by telephone. Such amount shall be due immediately upon delivery of Client's final data to Client.

        f. Should Client be subject to regulation by any federal and/or state regulatory authority which requires notification of termination of this Agreement, Client agrees to provide such notification as required by such authority.

        g. Should this Agreement be scheduled to terminate and should Client wish to extend the term of the Agreement for a limited period on a month-to-month basis, Client may do so by requesting such extension in writing. Nova will continue to provide Services to Client beyond the originally scheduled termination date at the rates then in effect under this Agreement plus an extension surcharge equal to twenty percent (20%) of Client's total monthly charge.

7.      Limitation of Liability

        a. Nova does not warrant that any advice, report, data or other product delivered to Client will be error free. Subject to the commitments contained in this Agreement, Nova does not assure uninterrupted or error-free operation of any system. Client is responsible for auditing, balancing, verifying the correctness of calculation routines (such as interest and service charges) and reconciling any out-of-balance condition, and for notifying Nova of any errors in the foregoing within three (3) business days after receipt of the incorrect information.

        b. To the extent that Nova furnishes any items of hardware or licenses for third party hardware or software pursuant to this Agreement ("third party materials"), Nova agrees to pass on to Client the manufacturer's or supplier's warranties to the extent that Nova is contractually able to do so, Those third party warranties are Client's exclusive remedies with respect to Third Party Materials.

        c. Except as expressly set forth in this Agreement, Nova makes NO OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        d. Neither Party shall be liable to the other in contract, tort, for breach of warranty or otherwise, for any special, consequential, exemplary or punitive damages arising from any act or omission of such Party, or its affiliates, officers, agents and employees, even if ft has been advised of the possibility of such losses or damages.

        e. Nova shall maintain backup copies of Clients data in accordance with good industry practice and the terms of this Agreement. However, Nova shall in no circumstances have any liability for the loss or destruction of, or for corruption or disclosure of any of the Client's data caused by Client's acts or omissions, the acts or omissions of third parties (excluding subcontractors authorized to perform any of the Nova Services), circumstances constituting force majeure, or circumstances arising from transmission over public telecommunications lines or transportation via commercial carriers.

        f. Notwithstanding the form in which any claim or action may be brought or asserted, Nova's total liability for any acts or omissions arising from or relating to the performances of this Agreement shall be limited to Nova furnishing the correct report and/or to correct the applicable client files, provided that Client promptly advises Nova hereof. Nova shall in no circumstances have any other financial liability to Client whatsoever. Client agrees that the provisions of this Section 7 limiting its remedies and liquidating its damages are reasonable in the circumstances existing on the date of this Agreement.

        g. The foregoing limitations shall not apply to Claims (defined below) to the extent that they are covered losses under the Nova comprehensive general liability or other applicable policy. Nova's liability for such covered losses shall be limited to the amount, if any, if and to the extent the loss is paid by the policy carrier. Nova agrees that it is obligated throughout the term of this Agreement to maintain insurance as set forth in
                Section 13, so long as such coverage is available to insureds in Nova's business at commercially reasonable rates.

        h. Neither Party shall be responsible for any resulting loss if fulfillment of any of the terms or provisions of this Agreement is delayed or prevented by causes beyond that Party's reasonable control including, but not limited to, fire, flood, earthquake, act of God, war, insurrection, national emergency, or strike.

        i. Client agrees to defend and indemnify Nova against any claims or suits brought by any customer of Client resulting from or arising out of services performed by Nova under this Agreement, unless the liability in such claim or suit is determined to be the result of Nova's negligence or breach of Nova's duties under this Agreement. Provided, however, that (a) Nova notifies Client in writing of any such claim or action within 15 days of the date Nova becomes aware of the same, (b) Client has the right to control the defense of such claim or action, or any settlement thereof, and Nova reasonably cooperates with Client, at Client's expense, in connection therewith; provided, further, that Nova may participate in such defense at its own expense.

        j. Upon expiration or termination of this Agreement, neither Party may bring an action, regardless of form, arising out of this Agreement more than two years after the cause of action has arisen or the date of discovery of such cause, whichever is later provided however, that Nova may bring an action for nonpayment at any time.

8.      Testing and Acceptance

        Nova, in cooperation with Client, will provide all necessary data conversion, and will implement and test Nova's computer systems used to provide the Services.

9.      Training: User Documentation

        Nova will provide the training for the system at two levels as follows:

        a. System Overview will present the overall system, general system features, logon instruction, and main menu usage.

        b. Features and Functions will present the capabilities of the system from the perspective of a user department. Bankline Mid-Ame6ca, Inc. documentation will be used as a reference. Applicable employees will be presented with case studies which require them to inquire and enter data in a test bank environment using terminals. Course material includes maintenance of the Central Information File, as well as material specific to each application.

        All training will be presented by instructors on Client's premises. The charge for training, except for out of-pocket expenses, is included in the conversion fee as set forth in Schedule E. Nova will bill Client for reasonable travel and living expenses for instructors teaching courses. All course materials will be furnished by Nova.

        Nova will also provide Client with all user and operational documentation reasonably required to obtain and utilize the Services. Client may make copies of such documentation for its own use, provided, however, that it reproduces the copyright and other notices of Nova set forth on such documentation.

        Client agrees to distribute copies only to employees of Client and to regulatory agencies, as required. Upon termination or expiration of this Agreement, Client will return to Nova all documentation in the possession of Client.

10.     Ownership of Data

        The Parties acknowledge that all data provided by Client to Nova, and all data produced, compiled or otherwise provided by Nova for Client, in any form or format, is the sole and exclusive property of Nova, and copies thereof shall be provided to Client at its request from time to time or at any time. Client shall reimburse Nova for its reasonable costs for reproduction and delivery of such data to Client.

11.     Infringement

        Nova will defend, indemnify and hold harmless Client from and against any and all loss, cost, claim, demand or expense arising out of any claim or action that Client's use of the Services or Nova's provision of the Services to Client infringes a United States patent, or any copyright, trade secret right or other proprietary right of any person, firm or entity. Provided, however, that (a) Client notifies Nova in writing of any such claim or action within 15 days of the date Client becomes aware of the same, (b) Client does not make any admission without Nova's prior written consent, and (c) Nova has the right to control the defense of such claim or action, or any settlement thereof, and Client reasonably cooperates with Nova, at Nova's expense, in connection therewith; provided, further, that Client may participate in such defense at its own expense.

12.     Regulatory Compliance

        Nova represents and warrants that it will comply with all applicable federal, state and local laws with respect to its performance of the Services hereunder. Nova further represents and warrants that all the Services, including, without limitation, all processing performed as part of the Services, and all materials provided to Client or its customers as part of the Services, will comply with all applicable federal, state and local law.

13.     Insurance

        Without limiting any obligation of Nova under this Agreement, Nova shall maintain the following insurance at levels satisfactory to applicable banking regulatory authorities, together with any insurance required under applicable federal or state law, rules or regulations: (a) employer's liability and workers' compensation insurance, (b) comprehensive general liability insurance, personal injury and property damage insurance, (c) errors and omissions insurance, and fidelity bond insurance insuring against losses resulting from fraud, dishonesty, conversion, forgery and other similar acts.

14.     Additional Equipment

        Except as otherwise provided in the Agreement, Nova warrants that ft will obtain and maintain all computer equipment and peripherals necessary to perform the Services as provided herein.

15.     Dispute Resolution

        a. Any dispute between the Parties either with respect to the interpretation of any provision of this Agreement or with respect to the performance by Nova or by Client hereunder shall be resolved as follows:

                (1) Upon the written request of either Party, each of the Parties will designate a representative whose task it will be to negotiate in good faith and to resolve such dispute.

                (2) If the designated representatives cannot resolve such dispute within twenty (20) calendar days, then the dispute shall be escalated to the President of Client and the President of Nova, for their review and resolution.

        b.      If the dispute cannot be resolved by such officers within twenty
                (20) calendar days, then the Parties may initiate formal proceedings; however, formal proceedings for the resolution of any dispute may not be commenced until the earlier of:

                (1) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter in issue does not appear likely; or

                (2) forty (40) days after the initial request to negotiate such dispute; or

                (3) thirty (30) days before the statute of limitations governing any cause of action relating to such dispute would expires.

        c.      Notwithstanding anything to the contrary contained in this
                Section 15, the pendency of this dispute resolution procedure shall not prevent either Party from seeking equitable relief with respect to a dispute prior to such period.

16.     Audits

        a. EDP Audits. On an annual basis, Nova will engage an independent and qualified firm to conduct an Electronic Data Processing audit of Nova, based upon industry and regulatory standards. Nova will provide a copy of such audit(s) to Client within 60 days of receipt by Nova.

        b. Audit Procedures. Nova shall permit Client, or Client's authorized representatives, to have access to Nova's records regarding the Services provided under this Agreement in order to verify the amounts due hereunder. Such access will require not less than two business days prior written notice to Nova and will be provided during normal business hours, provided that any audit does not interfere with Nova's ability to perform the Services. Nova will provide access to information reasonably necessary to perform the audit. Nova shall not allow Client, its examiners or auditors access to Nova's proprietary data. Nova will also assist Client's employees or auditors in testing Client's data files and programs, including, without limitation, installing and running audit software, subject to Client's reimbursing Nova for its resulting expenses incurred.

17.     Attorney's Fees and Costs

        Should either Party be required to bring an action to enforce any of the terms or provisions of this Agreement, the prevailing Party in such action shall be entitled to reimbursement by the other Party of all reasonable costs incurred as a result of such action, including reasonable attorney's fees and other related costs.

18.     Non-Employment Provision

        Neither Party to this Agreement shall solicit for hire any employee of the other contacted as a result of this Agreement during the term of this Agreement and for a period of one year thereafter, except by written consent of the other unless modified by an addendum to this Agreement.

19.     Use of Client's Name

        Client hereby agrees to allow Nova to use Client's company name in press releases, direct mail and other advertising related to the Services of this Agreement. Client shall have the right to review and approve any of the material using Client's name poor to its use and/or distribution.

20.     General

        a. This Agreement constitutes the entire agreement of the Parties and supersedes all prior proposals or agreements, written or oral, and all other communications and representations between the Parties relating to the subject matter hereof.

        b. Except as otherwise specifically provided herein, any notice required or permitted to be given by a Party pursuant to this Agreement must be given in writing and personally delivered or mailed to the other Party by certified mail, return receipt requested, at the address set forth below the signature of its duly authorized officer on this Agreement or at such other address as such Party will designate by written notice given in accordance with this Section 20, Any notice complying with this
                Section 20 will be deemed received upon three (3) days following the post marked date, if sent by mail.

        c. Except as set forth in this Section 20, all rights and obligations of the Parties under this Agreement shall immediately cease and terminate upon the termination of this Agreement and Nova will have no further obligation to the Client or its employees, agents or independent contractors with respect to this Agreement.

        d. No modification or amendment of this Agreement shall be valid unless such modification or amendment is in writing and duly executed by both Parties.

        e. The rights and obligations of the Parties pursuant to Sections 3, 4, 5, 7, 10, 11, 12, 1 5, 1 7, 18 and 20.k of this Agreement will survive expiration or termination of this Agreement and such expiration or termination shall not relieve either Party of its obligations to observe. keep and perform those surviving covenants, terms and conditions.

        f. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        g. The rights and obligations of the Parties herein are not assignable without the express written consent of the other Party. Such consent shall not be unreasonably withheld.

        h. Nothing in this Agreement shall be construed so as to constitute any Party hereto as a partner or joint venturer, or agent of any other Party hereto.

        i. The waiver by one Party of a breach of any provision of this Agreement by the other Party will not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other Party.

        j. To the extent that any of the terms and conditions of this Agreement conflict with any of the terms and conditions contained in any Schedule hereto, the terms and conditions of this Agreement control.

        k. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia.

21.     Miscellaneous

        In the event that Client is unsuccessful in establishing an independent charter in Georgia as contemplated, the Client shall be entitled to terminate this Agreement upon written notice to Nova. Clients then obligations hereunder shall be limited to fees paid for services rendered under this Agreement to date and any expenses incurred by Nova to date.

NOVA FINANCIAL CORPORATION                           ATLANTA INTERNET BANK

BY:/s/                                        BY:/s/ Belinda L. Morgan
-------------------------------                  -----------------------------
TITLE: President                              TITLE: Director of Operations
-------------------------------                     --------------------------
DATE: June 16, 1997                           DATE: June 13, 1997
-------------------------------                     --------------------------

                                   SCHEDULE A

                          GENERAL SERVICES AND PRICING

1.      Client Services

        a. An assigned Account manager who will provide the following services:

                - Scheduled visits to Client's site at least on a monthly basis
                -       Participation in project planning and status review
                -       Problem resolution
                -       Assistance in meeting Client's needs
                - Awareness of Nova capabilities and industry trends in application development
                -       Available and on-call to Client executive management

        b.      Complete problem management capabilities, including:

                -       Customer Support staff
                -       Problem tracking
                -       Executive escalation
                -       On demand status reporting

                Standards for telephone problem resolution will include the following:

                (1) Telephone support will be available from 8:00 a. m. to 5:00 p. m., Eastern Standard Time, Monday through Friday, except for holidays.

                (2) Telephone support will be offered on an emergency basis after normal hours and on weekends.

                (3) Calls will be handled as quickly as possible, with the goal being to respond to all calls in one hour or less.

                (4) Operational assistance of non operating system nature in the event of system downtime.

                (5)     Classification of reference manual material.

2.      Online Service

        a.      Regular Service Hours (Eastern Standard Time):

                                            From              To
                  Monday                    0800              1800
                  Tuesday                   0800              1800
                  Wednesday                 0800              1800
                  Thursday                  0800              1800
                  Friday                    0800              1800
                  Saturday                  0800              1300

        In order to meet these time schedules, Client work must be received in Nova's processing center not later than 6:00 p.m. daily. In the event of delay, client may experience a delay in availability of on-line access. Subject to Nova receiving Client's work on a timely basis and except for system failure due to reasons beyond Nova's control, Nova warrants that it will provide on-line service to Client of at least 95% of the regular service hours set forth herein.

        Should Client remote capture its data, Client must transmit balanced files to Nova not later than 6:30 p.m., Eastern Standard Time. In the event of delay in transmission, Client may experience a delay in availability of on-line access. Subject to Nova receiving Client's balanced files on a timely basis and except for system failure due to reasons beyond Nova's control, Nova warrants that it will provide online service to Client of at least 95% of the regular service hours set forth herein.

        b.      Extended Service Hours:

                Time requested to compensate for host site downtime which occurred that same day (not to exceed a period of time equal to the outage):

        c.      Other Service Hours:

                Nova will, as scheduling permits, provide and bill for online service hours outside those defined as "Regular Service Hours". All such charges below shall be prorated to the nearest 10 minutes.

                (1)     Additional time scheduled at least 24 hours in advance:
                        $_____ per elapsed hour.

                (2)     Additional time scheduled within 24 hours of request:
                        $_____ per elapsed hour.

                (3) Sunday and Holiday time scheduled. (Holidays for which Nova assesses a surcharge are Washington's Birthday, Memorial Day, Independence Day, Veteran's Day, Columbus Day, Labor Day, Thanksgiving Day, Christmas Day, and New Years Day):

                        Minimum of 8 hours at $_____ per day.

3.      Software Development

        All Nova activity requested and approved by Client will be billed at the rates shown below unless the client and Nova have agreed to a fixed price for a specific project.

        a.       Professional Rates:                         $_____ per hour

        b.       Resource Utilization Rates:                 See Schedule C

4.      Forms

        All custom forms will be billed at ________ as Nova is invoiced by the forms vendor. Client reserves the right to provide all custom forms or contract independently for forms subject to specifications acceptable to Nova.

5.      Third Party Services

        Client shall pay all reasonable travel and associated expenses incurred by Nova as a result of services provided under this Agreement.

6.      Third Party Services

        a. All Third Party Services not specifically addressed elsewhere in this Agreement will be billed to Client at _________ as Nova is invoiced by each vendor.

        b. Should Client request that Nova contract with a third party vendor for an extended term in order to obtain more favorable rates for any lines, modems or other equipment, Nova and Client shall enter into an Addendum to this Agreement relative to such third party contract.

        c. Third party services contracted by Client and invoiced directly to Client shall not be subject to surcharge by Nova. If contracted services are billed through Nova a surcharge of _____% will be assessed to Client.

7.      Special Results

        Should Client require services other than those specifically addressed in this Agreement, Client should request such service in writing from Nova. Nova will prepare a proposal relative to the provision of such service. Generally, these proposals are provided without charge. In some cases, the complexity of the request may require Nova to assess a charge for preparation of the proposal but only in the event the proposal is rejected by Client. Prior to developing any complex proposal, Nova will notify Client that there will be a charge for development of the proposal, but that such charge will be assessed only if the proposal is rejected.

                                   SCHEDULE B

                           DISASTER RECOVERY SERVICES
                                  SOLV(TM) 2000

1. To safeguard its client and its Data Center, Nova provides the services listed below to all of its clients at no extra charge.

        a.      Tape Backup and Off-Site Storage:

                Nova performs full-pack backups of all client data, programs, and user libraries on a weekly basis. These backups are performed each weekend after processing and are moved to off-site storage on the next business day. The off-site storage rotation is three generations with the oldest copy returned to Nova.

        b.      Data Center Support System:

                Nova maintains support systems for the Data Center to reduce the threat of the loss of normal business functions. These support systems include:

                        -       Smoke and heat detectors throughout the building

                        -       Emergency power system (Uninterruptible Power

                        -       Supply) Secured limited access program in effect

2. Nova's responsibility for disaster recovery is limited to that specified in Section 1. However, should Nova's data processing facility be substantially damaged or destroyed to the extent that Nova is no longer capable of providing data processing services to Client under this Agreement, Nova will assist client in locating and obtaining an alternate processing site to enable Client to resume processing. Client shall not incur any cost of recovery in the event Nova's security and/or operation center is destroyed, In the event of a disaster, Nova agrees to provide limited access to a backup system within 24 hours . Processing will be re-established according to disaster plan within the 24 hour time span.

                                   SCHEDULE C

                         PROCESSING SERVICES AND PRICING

                                    SOLV(TM)

1.      Back Office Processing (monthly fee):

        Nova offers complete back office processing in the Atlanta Data Center. The fees for the first year's service described in Schedule E is as follows:

                  Month 1-3         $_____
                  Month 4-6         $_____
                  Month 7-9         $_____
                  Month 10-12       $_____

        There after (Month 13 through the remaining term of the Agreement) the fees will be $_____ per month or Schedule E whichever is greater.

        In addition to the monthly fees, a $_____ per day transmission fee will be charged for transmitting the transaction file to your processor.

                                   SCHEDULE D

                               IMPLEMENTATION FEE

The implementation fees associated with the start up of the Bank will be $_____. Implementation fees shall be billed upon execution of this Agreement and will be payable upon the approval of transfer and establishment of the charter for Atlanta Internet Bank. In the event Atlanta Internet Bank is unsuccessful in establishing an independent entity in Georgia, as contemplated, Nova will bill Atlanta Internet Bank fees equal of $_____ per day for efforts expended in setting up for implementation of the Bank's outsourced item processing. Client agrees to reimburse Nova for reasonable out-of-pocket expenses.

                       ORGANIZATIONAL EFFICIENCY SERVICES

The Organizational Efficiency Services will be provided for $_____ and shall be billed and payable upon execution of this Agreement. The services are generally described as follows:

        1) Establishing the General Ledger Chart of Accounts, with consideration given and procedures established for Expenses, Accruals, Regulatory Reporting, Fed Reporting, Reserve Requirements, Investments, Income Tracking and Reporting, as well as any interface requirements.

        2) Establish definition for bank responsibilities, processor responsibilities, guidelines, settlement issues, wire procedures, deposit procedures, return item procedures, as well as to either select or develop an Audit Group.

        3) Secure your new Routing and Transit number, ISO number, and coordinate the FRB District move.

        4) Additionally, Nova will assist in any other matter not listed here that is deemed necessary in providing for a sound operational environment.

                                   SCHEDULE E

                          BACK OFFICE PROCESSING (BOP)
                               SCHEDULE OF CHARGES

------------------------------------------------------------------------------------------------------------------------------
                  POD                           UNIT COST                     IMAGE PRODUCTS                   UNIT COST
------------------------------------------------------------------------------------------------------------------------------
       POD RECEIVED (pre-encoded)              $_____/ITEM              POD RECEIVED (pre-encoded)            $_____/ITEM
------------------------------------------------------------------------------------------------------------------------------
       POD RECEIVED (non-encoded)              $_____/ITEM              POD RECEIVED (non-encoded)            $_____/ITEM
------------------------------------------------------------------------------------------------------------------------------
             CHECK STORAGE                     $_____/ITEM                    CHECK STORAGE                   $_____/ITEM
------------------------------------------------------------------------------------------------------------------------------
                FILMING                        $_____/ITEM                   PLATTER CAPTURE                  $_____/ITEM
------------------------------------------------------------------------------------------------------------------------------
           PROOF CORRECTIONS                   $_____/ITEM                  PROOF CORRECTIONS                 $_____/ITEM
------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
          STATEMENT PREPARATION                 UNIT COST                 IMAGE PRODUCTS                   UNIT COST
------------------------------------------------------------------------------------------------------------------------------
     FINE SORT (Inclearings and POD)              _____          FINE SORT (Inclearings and POD)              N/A
------------------------------------------ --------------------- --------------------------------- ---------------------------
          STATEMENT PREPARATION              $_____/STATEMENT         STATEMENT PREPARATION

          INDIVIDUAL/COMMERCIAL                                       INDIVIDUAL COMMERCIAL          $_____/STANDARD 3 PAGE

                                                                                                           STATEMENT

            SAVINGS/TRUNCATED                $_____/STATEMENT                                       $_____ ADDITIONAL PAGES

                                                                                                    $_____/TRUNCATED ACCOUNT

                                                                                                           STATEMENT

------------------------------------------------------------------------------------------------------------------------------
                 INSERTS                        SEE NOTES                    INSERTS                       SEE NOTES
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
RETRIEVAL                                    $_____/ITEM                RETRIEVAL                           $_____/ITEM
------------------------------------------------------------------------------------------------------------------------------
RESEARCH                                     $_____/ITEM                RESEARCH                            $_____/ITEM
------------------------------------------------------------------------------------------------------------------------------
COPIES                                       $_____/COPY                COPIES                              $_____/COPY
------------------------------------------------------------------------------------------------------------------------------
RAX                                          $_____/COPY                FAX                                 $_____/COPY
------------------------------------------------------------------------------------------------------------------------------
FED RETURNS                                  $_____/ITEM                FED RETURNS                         $_____ COPY
------------------------------------------------------------------------------------------------------------------------------
EXCEPTION ITEM PULL                          $_____/ITEM                EXCEPTION ITEM PULL                 $_____/ITEM
(NSF, Stop Pays, etc.)                                                  (NSF, Stop Pays, etc.)
------------------------------------------------------------------------------------------------------------------------------
POSTAGE                                                                 POSTAGE
------------------------------------------------------------------------------------------------------------------------------

    NOTE.  Minimum monthly charge is $_____ plus direct passthroughs.

    PROCESSING SCHEDULE:

    The daily schedule depends on the following variables:

             1.   Customer's daily business hours
             2.   Availability schedules
             3.   Courier schedules
             4.   Location of POD encoding
             5.    Volume

                             BACK OFFICE OUTSOURCING
                             DESCRIPTION OF SERVICES

    PROOF & ENCODING
           Proof/encode all items
           Customer corrections
           Teller corrections

    ITEM PROCESSING
           Balancing
           Cash letter preparations sends
           Reject/re-entry
           Fed Inclearings and related adjustments

    EXCEPTION ITEM PROCESSING
           Pull exceptions
           Implement decisions of bank-mail notices
           Stop suspect review
           Stop payment verification
           Holds, suspects review
           Large dollar review
           "Special Handling" amounts (i.e., 2 signatures)

  CHARGEBACKS FROM FED

  ACH/EFT
           Bank receives ACH to Fedline at bank; upload file to NOVA
           Balance ACH
           Reject/re-entry

   RESEARCH AND ADJUSTMENTS

   DORMANT ACCOUNTS

   KITE SUSPECTS

   MISCELLANEOUS NOTICES

   RECORD STORAGE/RETENTION

   IRA OPERATIONS (OTHER RETIREMENT ACCOUNTS)

   IOLTA'S

   SAFE DEPOSIT BOX PROCESSING/BILLING (not priced at this time)

   MAIL OPERATIONS

   STATEMENT RENDERING

                                   SCHEDULE F

In the event that the Client terminates this Agreement, Nova shall be entitled to retain any conversion fees and charges due or paid for initial conversion. Further, the following termination charges shall apply:

If termination occurs prior to month 18 of the initial term of the agreement, but after conversion to the Nova system, then the termination charge will be ____% of the actual first years billing for processing services. If the termination occurs prior to the 12th month of service, the first year's billing will be projected using an average of the last 3 months billing times 12.

If termination occurs in month 19 or later of the initial term of the agreement, the termination charge will be _____% of the immediately preceding 12 month's billing.